Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The Transactions

On September 23, 2010, we acquired the Liquid Container Entities (as defined below) from each of the limited partners (the “Liquid Container Limited Partners”) of Liquid Container L.P. (“Liquid Container”) (currently known as Graham Packaging LC, L.P.) and each of the stockholders (the “Stockholders”) of (i) Liquid Container Inc. (the “Liquid Container Managing General Partner”), (ii) CPG-L Holdings, Inc. (“CPG”), and (iii) WCK-L Holdings, Inc. (“WCK” and, together with the Liquid Container Managing General Partner and CPG, the “Liquid Container General Partners”). Liquid Container and the Liquid Container General Partners are collectively referred to as the “Liquid Container Entities.” We purchased all the shares from the Stockholders and all of the limited partnership units from the Liquid Container Limited Partners (collectively, the “Liquid Container Acquisition”) for a purchase price of $568.0 million plus cash on hand, minus certain indebtedness and including a preliminary net working capital adjustment.

In connection with the Liquid Container Acquisition, on September 23, 2010, we issued the 8.25% senior notes due 2018 in the aggregate amount of $250.0 million (the “2018 Senior Notes”).

On September 23, 2010, we also entered into a new $913.1 million aggregate principal amount term loan facility under our existing senior secured credit agreement, maturing on September 23, 2016 (“Term Loan D”). The Term Loan D was issued with a $6.8 million offering discount. We used $347.4 million borrowed under the Term Loan D to finance the Liquid Container Acquisition and $558.9 million, plus existing cash, to repay in full the amount outstanding under the Term Loan B of our senior secured credit agreement (the “Refinancing”).

In connection with the Liquid Container Acquisition, we were also required to pay existing indebtedness of the Liquid Container Entities, including accrued interest, then outstanding, in the amount of approximately $193.7 million. Of this amount, approximately $7.1 million remains outstanding and will be repaid in the fourth quarter of 2010.

The Liquid Container Acquisition, the related borrowings under the Term Loan D, the issuance of the 2018 Senior Notes, the repayment of the Liquid Container Entities’ existing indebtedness, the Refinancing and the payment of related fees and expenses are collectively referred to as the “Transactions.”

The Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information is based on the historical audited and unaudited consolidated financial statements of Graham Packaging Holdings Company (“Holdings”) and of each of the Liquid Container Entities, as adjusted to illustrate the estimated pro forma effects of the Transactions which include the following:

The Liquid Container Acquisition

The acquisition of the Liquid Container Entities for $568.0 million pursuant to the terms of the Stock and Unit Purchase Agreement, dated August 9, 2010, including:

•	The issuance of $250.0 million aggregate principal amount of 2018 Senior Notes;

•	The repayment of $193.7 million outstanding under Liquid Container’s existing senior credit facilities and variable revenue bonds, including accrued interest;

•	$347.4 million of additional borrowings under the new Term Loan D;

•	The payment of an estimated $28.9 million in related transaction fees and expenses; and

•	The application of purchase accounting adjustments.

The Refinancing Transaction

The refinancing of our existing $563.1 million Term Loan B with borrowings under the new Term Loan D and existing cash, including the payment of an estimated $3.7 million in related transaction fees and expenses.

The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on June 30, 2010. The unaudited pro forma condensed consolidated statement of operations gives effect to the Transactions as if they had occurred on January 1, 2009.

The unaudited pro forma condensed consolidated statements of operations do not give effect to certain one-time expenses and benefits we expect to incur in connection with the Transactions, such as (a) an approximate $5.0 million charge for the manufacturing profit added to inventories under acquisition accounting that will be expensed as the related inventory is sold, (b) a non-recurring charge totaling $4.5 million that will occur after the Transactions related to committed bridge financing that will be expensed when the notes are issued and such committed bridge financing is not used, (c) a non-recurring charge of approximately $6.6 million related to the portion of fees to professional advisors and other transaction-related costs that will not be capitalized as deferred financing costs, (d) an approximate $14.5 million loss on the extinguishment of our Term Loan B as a result of the Refinancing and (e) a one-time tax benefit of approximately $17.3 million related to the reduction of valuation allowance on Holdings’ historical deferred tax assets. In addition, the unaudited pro forma condensed consolidated statements of operations do not reflect the effects of any anticipated cost savings that may be realized and any related one-time costs to achieve those cost savings or any costs that may be incurred to integrate Liquid Container’s operations into ours.

Further, the accompanying unaudited pro forma condensed consolidated statements of operations information does not include adjustments related to two historical transactions involving our term loans. During May 2009, we refinanced approximately $1.2 billion of term debt. Additionally, as part of GPC’s IPO on February 10, 2010, we repaid approximately $128.9 million of term debt. Interest expense, assuming these transactions occurred on January 1, 2009, would have increased in 2009 by approximately $8.9 million, and decreased for the six months ended June 30, 2010, by approximately $2.1 million.

In the unaudited pro forma condensed consolidated financial statements, the Liquid Container Acquisition is accounted for using the acquisition method of accounting in accordance with the ASC 805, “Business Combinations.” Under the acquisition method of accounting, the total purchase price for the Liquid Container Acquisition is allocated to the assets acquired and liabilities assumed based upon estimates of fair value at the acquisition date. The unaudited pro forma adjustments reflected herein are based upon preliminary available information and assumptions that we believe are reasonable under the circumstances and which are described in the accompanying notes. These preliminary estimates may change upon finalization of appraisals and valuation studies. Therefore, the final allocations may differ materially from the estimates used to prepare these pro forma consolidated financial statements which could result in a material change in the amount of depreciation of property, plant and equipment and amortization of identifiable intangible assets.

The unaudited pro forma condensed consolidated financial statements are for informational purposes only and do not purport to represent what our results of operations or financial condition actually would have been if the Transactions occurred on the dates indicated, nor do they purport to represent or project our results of operations for any future period or our financial condition as of any future date.

The Liquid Container Entities’ financial information included herein is derived from a combination of financial information of Liquid Container Inc. (reflecting the consolidation of Liquid Container), WCK-L Holdings, Inc. and CPG-L Holdings, Inc., each a general partner of Liquid Container. The pro forma combination of these entities, including the elimination of non-controlling interests and intercompany transactions between these entities and reclassifications to conform to Holdings’ presentation, is presented in “—Supplemental Pro Forma Information—The Liquid Container Entities” following the Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and related notes of Holdings included in the Annual Report on Form 10-K for the year ended December 31, 2009, filed by Holdings on March 10, 2010 (File No. 333-53603-03) and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed by Holdings on August 4, 2010 (File No. 333-53603-03) and the historical consolidated financial statements and related notes of the Liquid Container Entities included as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2010

	Holdings	Liquid Container Entities (a)	Adjustments for the Liquid Container Acquisition		Subtotal	Adjustments for the Refinancing		Total Pro Forma
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$136.1	$0.7	$0.5	(b)	$137.3	$(9.9	)(b)	$127.4
Accounts receivable, net	234.2	36.1	—		270.3	—		270.3
Inventories, net	188.5	30.6	5.0	(c)	224.1	—		224.1
Deferred income taxes	3.6	—	—		3.6	—		3.6
Prepaid expenses and other current assets	34.1	3.0	—		37.1	—		37.1

Total current assets	596.5	70.4	5.5		672.4	(9.9)		662.5
Property, plant and equipment, net	992.2	152.4	37.0	(c)	1,181.6	—		1,181.6
Intangible assets	41.2		156.5	(c)	197.7	—		197.7
Goodwill	435.1	19.4	194.1	(d)	648.6	—		648.6
Other non-current assets	32.0	0.6	17.2	(e)	49.8	(1.9	)(e)	47.9

Total assets	$2,097.0	$242.8	$410.3		$2,750.1	$(11.8)		$2,738.3

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current portion of long-term debt	$34.6	$8.7	$(5.6	)(f)	$37.7	$(0.9	)(f)	$36.8
Accounts payable	136.1	37.1	—		173.2	—		173.2
Accrued expenses and other current liabilities	172.7	13.7	(2.7	)(c)	183.7	(2.0	)(b)	181.7
Deferred revenue	24.9	—	—		24.9	—		24.9

Total current liabilities	368.3	59.5	(8.3)		419.5	(2.9)		416.6
Long-term debt	2,206.2	184.9	409.4	(f)	2,800.5	(3.3	)(f)	2,797.2
Deferred income taxes	17.6	3.3	(1.9	)(g)	19.0	—		19.0
Other non-current liabilities	91.7	—	—		91.7	—		91.7
Total partners’ capital (deficit)	(586.8)	(4.9)	11.1	(h)	(580.6)	(5.6	)(h)	(586.2)

Total liabilities and partner’s capital (deficit)	$2,097.0	$242.8	$410.3		$2,750.1	$(11.8)		$2,738.3

See accompanying notes to unaudited pro forma condensed consolidated balance sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)	See “—Supplemental Pro Forma Information—The Liquid Container Entities” following the Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations for pro forma information combining the historical financial statements of the Liquid Container Entities and applying certain pro forma adjustments and reclassifications, resulting in the combined historical Liquid Container Entities amounts presented herein.

(b)	The following table sets forth the estimated sources and uses of cash for the Transactions as if they had occurred on June 30, 2010 (in millions):

	Liquid Container Acquisition	Refinancing	Total
Sources:
Existing cash (1)	$(0.5)	$9.9	$9.4
New Term Loan D (2)	347.4	558.9	906.3
2018 Senior Notes	250.0	—	250.0

	$596.9	$568.8	$1,165.7

Uses:
Purchase of Liquid Container Entities (3)	$568.0	$—	$568.0
Repayment of our existing Term Loan B	—	563.1	563.1
Payment of accrued interest on our existing Term Loan B	—	2.0	2.0
Transaction costs	6.6	—	6.6
Bridge loan fees	4.5	—	4.5
Financing fees expensed (4)	—	2.7	2.7
Deferred financing fees	17.8	1.0	18.8

	$596.9	$568.8	$1,165.7

(1)	The assumed allocation of proceeds from the Term Loan D will result in approximately $0.5 million of excess cash available to the Company resulting from the Liquid Container Acquisition. The Company expects to utilize these amounts to fund, in part, the cash requirements for the Refinancing transaction resulting in an aggregate use of existing cash of $9.4 million, as shown above.
(2)	Upon the closing of the Liquid Container Acquisition, on September 23, 2010, we entered into a new $913.1 million aggregate principal amount Term Loan D under our existing senior secured credit agreement, maturing on September 23, 2016. The table above assumes that the Term Loan D was issued with a $6.8 million offering discount.
(3)	Represents the total consideration to be paid to holders of outstanding stock of the Liquid Container General Partners and holders of the limited partnership unit interests of Liquid Container, including certain amounts due at closing under Liquid Container’s performance unit plan and the repayment of $193.7 million of the Liquid Container Entities’ outstanding debt and accrued interest. This amount does not give effect to any net working capital adjustments that would have been made had the Liquid Container Acquisition closed on June 30, 2010. Such adjustments may increase or decrease our pro forma cash on hand.
(4)

We expect that the Refinancing will be treated, for financial reporting purposes, as an extinguishment of the current Term Loan B debt. As such, fees and other amounts paid to the current creditors would be expensed and the fair value of the new Term Loan D debt recorded at fair value in the period in which this transaction occurs. At that time, we intend to complete our analysis of fees paid and differences resulting from the fair value of Term Loan D debt amounts, which may result in additional amounts being recognized within the statements of operations in the period the transaction occurs. For pro forma purposes, we have assumed that approximately $2.7 million of these fees would be paid to current creditors, and therefore would be expensed. This amount is included in the total loss on debt extinguishment—see note (h).

(c)	Represents the pro forma adjustments to reflect the Liquid Container Acquisition and preliminary allocation of the purchase price (in millions):

Liquid Container Acquisition
Liquid Container Entities’ purchase price	$568.0
Less: Repayment of Liquid Container debt	(193.6)
Less: Liquid Container accrued interest (1)	(0.1)
Less: Liquid Container performance unit plan liability (1)	(2.6)

Estimated equity purchase price	371.7

Negative book value (total partners’ deficit) of the Liquid Container Entities as of June 30, 2010	(4.9)
Less: Liquid Container historical goodwill	(19.4)
Less: Liquid Container historical deferred financing fees	(0.6)

Purchase price in excess of book value of net assets acquired	$396.6

The following sets forth the allocation of the purchase price in excess of the book value of the net assets acquired (in millions):
Inventory (2)	$5.0
Property, plant and equipment (estimated 10 year life) (3)	37.0
Intangible assets—amortizable (see below) (4)	156.5
Deferred tax liabilities (see below) (5)	(15.4)
Goodwill (6)	213.5

Total amount allocated	$396.6

(1)	Represents a current liability of the Liquid Container Entities to be repaid at closing. Total reduction of accrued expenses and other current liabilities represents the following (in millions):

Liquid Container Acquisition
Payment of Liquid Container accrued interest	$(0.1)
Payment of Liquid Container performance unit plan liability	(2.6)

$(2.7)

(2)	Adjustment to reflect the step-up of inventories to estimated fair value, which is determined as the selling price less cost to sell and a normal profit margin, based on management’s preliminary estimation. This estimated step-up is expected to be charged to cost of goods sold in the first quarter after closing as the acquired inventories are sold.
(3)	The pro forma balance sheet includes management’s preliminary fair value adjustments relating to property, plant and equipment based on management’s current knowledge of the Liquid Container Entities and the industry. Since the appraisal process for these assets is not expected to be completed until after the closing of the Transactions, the portion of the purchase price ultimately allocated to property, plant and equipment may be different from this estimate and such difference may be material.

(4)	Represents the adjustment to record the fair value of intangible assets based on management’s preliminary estimates as follows (dollars in millions):

	Liquid Container Acquisition	Estimated Useful Life
Description
Technology	$58.3	10 years
Customer relationships	89.9	14 years
Non-compete agreements	3.0	2 years
Trade names	5.3	3 years

Total preliminary fair value of intangible assets	156.5
Less historical intangible assets	—

Total adjustment to Intangible Assets	$156.5

The preliminary values listed above are based primarily on management’s current knowledge of the Liquid Container Entities, their products and customers and the industry and have been developed considering current product technologies and related revenue, customer retention and sales patterns and existing agreements. Management expects that these estimates may change as more in-depth income contribution and valuation methods are applied once the Liquid Container Acquisition closes, and such differences may be material. Management believes the significant value assigned to technology and customer relationships is indicative of Liquid Container’s proprietary technologies and long-term relationships with its customers, which includes some of the world’s largest branded consumer products companies.

(5)	See note (g) below.
(6)	Remaining purchase price that has not been allocated reflects unidentifiable intangible assets acquired, or goodwill. This purchase price allocation is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed at the date of closing. The purchase price allocation will remain preliminary until management determines these fair values and final transaction costs. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the preliminary amounts presented in the pro forma financial information. See note (d) below.

(d)	Represents the net increase in goodwill as follows (in millions):

Liquid Container Acquisition
Estimated goodwill applicable to the Liquid Container Acquisition (per note (b) above)	$213.5
Less: Liquid Container’s historical goodwill	(19.4)

$194.1

(e)	Represents the pro forma adjustment to deferred financing fees, as follows (in millions):

	Liquid Container Acquisition	Refinancing
Write-off of Liquid Container’s deferred financing fees	$(0.6)	$—
Write-off Holdings’ deferred financing fees	—	(2.9)
Capitalization of deferred financing fees related to the Transactions	17.8	1.0

	$17.2	$(1.9)

(f)	Represents the net adjustments to the current and long-term portion of debt, as follows (in millions):

	Liquid Container Acquisition	Refinancing
Current portion of debt being repaid	$(8.7)	$(5.8)
Current portion of new debt	3.1	4.9

Net reduction in current portion of debt	$(5.6)	$(0.9)

Long-term portion of debt being repaid	$(184.9)	$(557.3)
Long term portion of new debt	594.3	554.0

Net increase (decrease) in long-term portion of debt	$409.4	$(3.3)

(g)	Represents the adjustments to deferred tax assets and liabilities, including consideration of preliminary purchase price allocation and attributes acquired, as follows (in millions):

	Liquid Container Acquisition	Refinancing
Net deferred tax liabilities applicable to Liquid Container after the impact of purchase accounting (1)	$18.7	$—
Less: Liquid Container’s historical net deferred tax liabilities	(3.3)	—

Increase in deferred tax liabilities recorded at Liquid Container as a result of purchase accounting	15.4	—

Gross deferred tax asset recorded at Holdings	—	2.2
Decrease (increase) in valuation allowance	17.3	(2.2)

Deferred tax asset recognized by Holdings as a result of the Transactions (2)	17.3	—

Pro forma increase (decrease) in net deferred tax liabilities	$(1.9)	$—

(1)	Represents the estimated net deferred tax impact of preliminary purchase accounting adjustments at an assumed pro forma blended domestic tax rate of approximately 38%. Actual deferred tax assets and liabilities will be determined at the closing based on facts existing at the closing date of the Liquid Container Acquisition, and may differ materially from the amounts presented above depending on a number of factors, including amounts allocated to acquired assets, and further assessment of uncertain tax positions in accordance with ASC 740, Income Taxes.
(2)	Holdings currently has a full valuation allowance against its net domestic deferred tax assets, excluding certain deferred tax liabilities. As such, any pro forma tax provision adjustment would be offset by a corresponding movement in valuation allowance. As of June 30, 2010, approximately $17.3 million of Liquid Container’s deferred tax liabilities would be available to offset existing deferred tax assets of Holdings upon completion of the Liquid Container Acquisition. As a result, Holdings would reduce the valuation allowance by this amount, resulting in a one-time tax benefit in the period the acquisition is completed.

(h)	Represents the net adjustments to partners’ capital (deficit) as follows (in millions):

	Liquid Container Acquisition	Refinancing
Elimination of historical Liquid Container Entities’ deficit	$4.9	$—
Transaction expenses	(6.6)	—
Bridge loan fees	(4.5)	—
Deferred tax asset benefited at Holdings	17.3	—
Gain (loss) on Refinancing:
Financing fees	—	(2.7)
Write-off Holdings’ deferred financing costs	—	(2.9)
Write-off accumulated other comprehensive income applicable to interest rate swaps	—	(8.9)

	11.1	(14.5)

Accumulated other comprehensive income:
Write-off accumulated other comprehensive income applicable to interest rate swaps	—	8.9

	$11.1	$(5.6)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

	Holdings	Liquid Container Entities (a)	Adjustments for the Liquid Container Acquisition		Subtotal	Adjustments for the Refinancing		Total Pro Forma
	(In millions)
Statement of Operations Data:
Net sales	$2,271.0	$355.5	$—		$2,626.5	$—		$2,626.5
Cost of goods sold	1,866.6	286.0	9.5	(b)	2,162.1	—		2,162.1

Gross profit	404.4	69.5	(9.5)		464.4	—		464.4
Selling, general and administrative expenses	121.6	13.1	9.1	(c)	143.8	—		143.8
Asset impairment charges	41.8	—	—		41.8	—		41.8
Net loss on disposal of property, plant and equipment	6.5	—	—		6.5	—		6.5

Operating income	234.5	56.4	(18.6)		272.3	—		272.3
Interest expense	176.9	3.7	41.0	(d)	221.6	7.5	(f)	229.1
Interest income	(1.1)	—	—		(1.1)	—		(1.1)
Net loss on debt extinguishment	8.7	—	—		8.7	—		8.7
Other income, net	(1.6)	—	—		(1.6)	—		(1.6)

Income (loss) before income taxes	51.6	52.7	(59.6)		44.7	(7.5)		37.2
Income tax provision	21.3	2.5	(2.5	)(e)	21.3	—	(g)	21.3

Income (loss) from continuing operations	$30.3	$50.2	$(57.1)		$23.4	$(7.5)		$15.9

See accompanying notes to unaudited pro forma condensed consolidated statements of operations

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2010

	Holdings	Liquid Container Entities (a)	Adjustments for the Liquid Container Acquisition		Subtotal	Adjustments for the Refinancing		Total Pro Forma
	(In millions)
Statement of Operations Data:
Net sales	$1,238.4	$190.9	$—		$1,429.3	$—		$1,429.3
Cost of goods sold	1,015.5	162.2	4.8	(b)	1,182.5	—		1,182.5

Gross profit	222.9	28.7	(4.8)		246.8	—		246.8
Selling, general and administrative expenses	95.4	6.5	4.5	(c)	106.4	—		106.4
Asset impairment charges	2.8	—	—		2.8	—		2.8
Net loss on disposal of property, plant and equipment	1.0	—	—		1.0	—		1.0

Operating income (loss)	123.7	22.2	(9.3)		136.6	—		136.6
Interest expense	87.3	1.5	20.6	(d)	109.4	4.7	(f)	114.1
Interest income	(0.3)	—	—		(0.3)	—		(0.3)
Net loss on debt extinguishment	2.7	—	—		2.7	—		2.7
Other expense (income), net	3.2	(0.1)	—		3.1	—		3.1

Income (loss) before income taxes	30.8	20.8	(29.9)		21.7	(4.7)		17.0
Income tax provision	5.1	1.2	(1.2	)(e)	5.1	—	(g)	5.1

Income (loss) from continuing operations	$25.7	$19.6	$(28.7)		$16.6	$(4.7)		$11.9

See accompanying notes to unaudited pro forma condensed consolidated statements of operations

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF

OPERATIONS

The Liquid Container Acquisition

(a)	See “—Supplemental Pro Forma Information—The Liquid Container Entities” following the Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations for pro forma information combining the historical financial statements of the Liquid Container Entities and applying certain pro forma adjustments and reclassifications resulting, in the combined historical Liquid Container Entities amounts presented herein.

(b)	Represents incremental depreciation and amortization applicable to purchase price allocation to tangible and identifiable intangible assets as follows (in millions):

	Year Ended December 31, 2009	Six Months Ended June 30, 2010
Total increase in depreciation and amortization (1)	$19.2	$9.7
Less portion applicable to selling, general and administrative expenses (1)	(9.7)	(4.9)

Increase applicable to cost of goods sold (1)	$9.5	$4.8

(1)	The allocation of incremental depreciation and amortization expense is based on Holdings’ historical classification.

Assumed allocation of excess purchase price to fair value of property, plant and equipment and identifiable intangible assets (dollars in millions):

	Liquid Container Acquisition	Estimated Useful Life	Estimated Annual Utilization
Description
Property, plant and equipment	$37.0	10 years	$3.7
Technology	58.3	10 years	5.8
Customer relationships	89.9	14 years	6.4
Non-compete agreements	3.0	2 years	1.5
Trade names	5.3	3 years	1.8

			$19.2

The preliminary values listed above are based primarily on management’s current knowledge of the Liquid Container Entities, their products and customers and the industry, and have been developed considering current product technologies and related revenue, customer retention and sales patterns and existing agreements. Management expects that these estimates may change as more in-depth income contribution and valuation methods are applied once the Liquid Container Acquisition closes, and such differences may be material. Management believes the significant value assigned to technology and customer relationships is indicative of Liquid Container’s proprietary technologies and long-term relationships with its customers, which includes some of the world’s largest branded consumer products companies.

(c)	Represents the net increase in selling, general and administrative expenses resulting from the following (in millions):

	Year Ended December 31, 2009	Six Months Ended June 30, 2010
Adjustments to depreciation and amortization per note (b) above	$9.7	$4.9
Elimination of management fees paid by Liquid Container (1)	(0.6)	(0.4)

Net Increase in selling, general and administrative expenses	$9.1	$4.5

(1)	Represents management fees paid to certain of Liquid Container’s limited partners for consulting and advisory services as the underlying agreement will be terminated in connection with the Liquid Container Acquisition.

(d)	Represents the pro forma adjustments to interest expense applicable to the Liquid Container Acquisition using the applicable LIBOR rates as follows (in millions):

	Year Ended December 31, 2009	Six Months Ended June 30, 2010
Borrowings under Term Loan D (1)	$21.3	$10.5
2018 Senior Notes (2)	20.6	10.2
Estimated incremental revolver borrowings (3)	0.1	0.1
Amortization of new deferred financing fees (4)	2.7	1.3

Total pro forma increase to interest expense	44.7	22.1
Less: Liquid Container’s historical interest expense, including amortization of deferred financing fees	$(3.7)	$(1.5)

Total pro forma increase to interest expense	$41.0	$20.6

(1)	Reflects pro forma interest expense based on $347.4 million of borrowings under the Term Loan D at an assumed minimum LIBOR rate of 1.75% plus an applicable margin of 4.25% and amortization of the related assumed $2.6 million discount at issuance. A 0.125% increase or decrease in the interest rate on the Term Loan D would increase or decrease our annual interest expense by $0.4 million.
(2)	Reflects pro forma interest at 8.25% per annum.
(3)	Reflects pro forma interest expense on average assumed revolver borrowings in excess of Liquid Container’s balance outstanding at June 30, 2010, at Holdings’ historical interest rates then in effect (approximately 3.2%) on its non-extending revolver and net of assumed reduction in revolver commitment fees.
(4)	Reflects the non-cash amortization of incremental deferred financing fees related to the Liquid Container Acquisition over the terms of the related facilities.

(e)	The pro forma statements of operations do not include adjustments to the income tax provision as Holdings currently has a full valuation allowance against its net domestic deferred tax assets, excluding certain deferred tax liabilities. As such, any pro forma tax provision adjustments would be offset by a corresponding movement in valuation allowance. The following table illustrates the pro forma activity that impacts the tax provision (in millions):

	Year Ended December 31, 2009	Six Months Ended June 30, 2010
Decrease in the Liquid Container Entities’ net deferred tax liabilities (1)	$3.1	$3.4
Increase in valuation allowance	(3.1)	(3.4)
Less: Liquid Container Entities’ historical income tax provision (2)	(2.5)	(1.2)

Pro forma reduction in income tax provision	$(2.5)	$(1.2)

(1)	Adjustments reflect the estimated tax benefit that would have been recorded had Liquid Container been part of Holdings and subjected to domestic federal and state income taxes for all periods presented as a result of the acquisition, as well as the estimated income tax effects of total pro forma adjustments described above, using an assumed pro forma blended domestic rate of approximately 38.0%.
(2)	Holdings currently has a full valuation allowance against its net domestic deferred tax assets, excluding certain deferred tax liabilities. As such, the historical Liquid Container Entities’ tax provision recorded would be offset by a corresponding movement in Holdings’ valuation allowance.

The Refinancing

(f)	Represents the pro forma adjustments to interest expense applicable to the Refinancing, as follows (in millions):

	Year Ended December 31, 2009	Six Months Ended June 30, 2010
Borrowings under Term Loan D (1)	$34.5	$17.1
Amortization of new deferred financing fees (2)	0.2	0.1
Less: historical interest expense applicable to $563.1 million Term Loan B being refinanced, including amortization of deferred financing fees and certain amounts from accumulated other comprehensive income	(27.2)	(12.5)

Total pro forma increase to interest expense	$7.5	$4.7

(1)	Reflects pro forma interest expense based on $558.9 million of borrowings under the Term Loan D at an assumed minimum LIBOR rate of 1.75% plus an applicable margin of 4.25% and amortization of the related assumed $4.2 million discount at issuance. A 0.125% increase or decrease in the interest rate on the incremental Term Loan D facility would increase or decrease our annual interest expense by $0.7 million.
(2)	Reflects the non-cash amortization of deferred financing fees related to the Refinancing over the term of the related facility.

(g)	The pro forma statements of operations do not include adjustments to the income tax provision Holdings currently has a full valuation allowance against its net domestic deferred tax assets, excluding certain deferred tax liabilities. As such, any pro forma tax provision adjustments would be offset by a corresponding movement in valuation allowance. The following table illustrates the pro forma activity that impacts the tax provision (in millions):

	Year Ended December 31, 2009	Six Months Ended June 30, 2010
Increase to deferred tax asset related to net operating loss carryforward (1)	$2.9	$1.8
Increase to valuation allowance	(2.9)	(1.8)

	$—	$—

(1)	Adjustments reflect the estimated tax benefit that would have been recorded at Holdings had the Refinancing occurred using an assumed pro forma blended domestic rate of approximately 38.0%.

Supplemental Pro Forma Information—The Liquid Container Entities

Introduction

This supplemental pro forma financial information has been provided to illustrate, on a pro forma basis, the combined historical activity, operations and balances of the Liquid Container Entities, comprised of Liquid Container and the Liquid Container General Partners, which are to be acquired by Holdings as part of the Liquid Container Acquisition. The managing general partner, Liquid Container Inc., has consolidated the operations of Liquid Container in its historical financial statements. As Holdings is acquiring 100% of the ownership interests in Liquid Container through the direct purchase of all limited partnership interests together with the purchase of all ownership interests in the three general partners, we have adjusted the combined financial statements of these entities to:

(a)	eliminate dividend income recorded by the non-managing general partners, WCK-L Holdings, Inc. and CPG-L Holdings, Inc., from Liquid Container,

(b)	eliminate Liquid Container, Inc.’s income attributable to non-controlling interests (such non-controlling interests represent the non-managing general partner interests and limited partnership interests in Liquid Container being acquired by Holdings),

(c)	reclassify the non-controlling interests in Liquid Container Inc.’s shareholders’ equity to controlling interests, as Holdings is acquiring 100% of the ownership interests in Liquid Container, and

(d)	adjust the classification and presentation of the Liquid Container Entities’ accounts to be consistent with those of Holdings.

The following unaudited pro forma financial information is based on the historical audited and unaudited financial statements of the Liquid Container Entities included as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K/A. The unaudited pro forma financial information should be read in conjunction with the previously mentioned consolidated financial statements and related notes of the Liquid Container Entities and the historical financial statements of Graham Packaging Holdings Company.

These combined results are not indicative of future results.

Index

Unaudited Supplemental Pro Forma Balance Sheet of the Liquid Container Entities as of June 30, 2010	Schedule 1

Unaudited Supplemental Pro Forma Statement of Income of the Liquid Container Entities for the Year Ended December 31, 2009	Schedule 2

Unaudited Supplemental Pro Forma Statement of Income of the Liquid Container Entities for the Six Months Ended June 30, 2010	Schedule 3

Supplemental Pro Forma Information—The Liquid Container Entities

Schedule 1—Unaudited Supplemental Pro Forma Balance Sheet of the Liquid Container Entities

As of June 30, 2010

	Liquid Container Inc. (1)	WCK-L Holdings, Inc. (1)	CPG-L Holdings, Inc. (1)	Eliminations (2)	Combined	Reclassifications (3)	Liquid Container Entities
ASSETS
Current assets
Cash	$592,643	$86,337	$36,367	$—	$715,347	$—	$715,347
Accounts receivable, less allowance of $76,882	36,058,097				36,058,097		36,058,097
Inventories	30,579,507				30,579,507		30,579,507
Other current assets	2,967,355				2,967,355		2,967,355

Total current assets	70,197,602	86,337	36,367	—	70,320,306	—	70,320,306
Property, plant and equipment
Land	2,026,000				2,026,000		2,026,000
Buildings and leasehold improvements	39,217,237				39,217,237		39,217,237
Machinery and equipment	276,691,049				276,691,049		276,691,049
Office furniture and fixtures	5,329,092				5,329,092		5,329,092
Deposits and construction in progress	—				—		—

Property, plant and equipment	323,263,378	—	—	—	323,263,378	—	323,263,378
Less Accumulated depreciation	170,826,950				170,826,950		170,826,950

Property, plant and equipment, net	152,436,428	—	—	—	152,436,428	—	152,436,428
Investment in LCLP					—
Deferred financing costs, net of accumulated amortization of $2,582,661	555,858				555,858		555,858
Goodwill	19,442,011				19,442,011		19,442,011

Total assets	$242,631,899	$86,337	$36,367	$—	$242,754,603	$—	$242,754,603

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities
Accounts payable	$37,029,580	$—	$—	$—	$37,029,580	$—	$37,029,580
Current maturities of long-term debt	8,692,580				8,692,580		8,692,580
Accrued expenses and other current liabilities					—	13,681,195	13,681,195
Salaries and wages	4,125,553				4,125,553	(4,125,553)	—
Vacation pay	3,330,171				3,330,171	(3,330,171)	—
Fringe benefits	1,897,245				1,897,245	(1,897,245)	—
Real estate taxes	1,118,676				1,118,676	(1,118,676)	—
Profit sharing	1,056,315				1,056,315	(1,056,315)	—
Interest	114,962				114,962	(114,962)	—
Tax distributions	1,000,000				1,000,000	(1,000,000)	—
Other	1,034,092	2,672	1,509		1,038,273	(1,038,273)	—

Total current liabilities	59,399,174	2,672	1,509	—	59,403,355	—	59,403,355
Long term debt	184,904,927				184,904,927		184,904,927
Deferred income taxes	3,319,121				3,319,121		3,319,121

Total Liabilities	247,623,222	2,672	1,509	—	247,627,403	—	247,627,403
Shareholders’/partners’ equity (deficit)
Common stock	2	1	1		4		4
Additional paid-in capital	144,198	83,664	34,857		262,719		262,719
Retained earnings	(18,248,801)			13,113,278	(5,135,523)		(5,135,523)
Non-controlling interests	13,113,278			(13,113,278)	—		—

Total shareholders’/partners’ equity/(deficit)	(4,991,323)	83,665	34,858	—	(4,872,800)	—	(4,872,800)

Total liabilities and shareholders’/partners’ equity	$242,631,899	$86,337	$36,367	$—	$242,754,603	$—	$242,754,603

Notes:

(1)	Agrees to Liquid Container Inc., WCK-L Holdings, Inc., and CPG-L Holdings, Inc. unaudited financial statements, respectively.
(2)	Represents elimination of Liquid Container, Inc.’s non-controlling interest in Liquid Container since Holdings is acquiring 100% of the ownership interests in Liquid Container in connection with the Liquid Container Acquisition.
(3)	These adjustments reflect changes in the classification and presentation of the Liquid Container Entities’ accounts to be consistent with those of Holdings.

Supplemental Pro Forma Information—The Liquid Container Entities

Schedule 2—Unaudited Supplemental Pro Forma Statement of Income of the Liquid Container Entities

Year Ended December 31, 2009

	Liquid Container Inc. (1)	WCK-L Holdings, Inc. (1)	CPG-L Holdings, Inc. (1)	Eliminations (2)	Combined	Reclassif- ications (3)	Liquid Container Entities
Net sales	$355,512,366	$—	$—	$—	$355,512,366	$—	$355,512,366
Dividend income		312,285	186,948	(499,233)	—		—
Interest income		17,049	395		17,444	(17,444)	—
Realized loss on marketable securities		(575)			(575)	575	—
Cost of goods sold	286,031,749				286,031,749		286,031,749

Gross profit	69,480,617	328,759	187,343	(499,233)	69,497,486	(16,869)	69,480,617
Selling and administrative expenses	12,780,708				12,780,708	301,368	13,082,076
Loss/(gain) on disposal of property, plant and equipment					—	35,547	35,547
Bank fees			349		349	(349)	—
Operating expenses		7,594	1,104		8,698	(8,698)	—
Other					—		—

Operating Income	56,699,909	321,165	185,890	(499,233)	56,707,731	(344,737)	56,362,994
Interest expense, net of interest income	3,264,141				3,264,141	(3,264,141)	—
Interest expense					—	3,684,247	3,684,247
Interest income					—	(27,690)	(27,690)
Loss/(gain) on disposal of fixed assets	35,547				35,547	(35,547)	—
Other	741,288				741,288	(701,606)	39,682

Income (loss) before taxes	52,658,933	321,165	185,890	(499,233)	52,666,755	—	52,666,755
Income tax provision	2,411,852	14,092	5,578		2,431,522	—	2,431,522

Net income	50,247,081	307,073	180,312	(499,233)	50,235,233	—	50,235,233
Less: Net income attributable to non-controlling interests	(49,682,487)	—	—	49,682,487	—	—	—

Net income attributable to Liquid Container Inc.	$564,594	$307,073	$180,312	$49,183,254	$50,235,233	$—	$50,235,233

(1)	Agrees to Liquid Container Inc., WCK-L Holdings, Inc., and CPG-L Holdings, Inc. audited financial statements, respectively.
(2)	Represents (a) elimination of dividend income from Liquid Container since amounts will be eliminated in consolidation subsequent to the Acquisition and (b) elimination of income attributable to non-controlling interests since Holdings is acquiring 100% of the ownership interests in Liquid Container in connection with the Liquid Container Acquisition.
(3)	These adjustments reflect changes in the classification and presentation of the Liquid Container Entities’ accounts to be consistent with those of Holdings.

Supplemental Pro Forma Information—The Liquid Container Entities

Schedule 3—Unaudited Supplemental Pro Forma Statement of Income of the Liquid Container Entities

Six Months Ended June 30, 2010

	Liquid Container Inc. (1)	WCK-L Holdings Inc. (1)	CPG-L Holdings, Inc. (1)	Eliminations (2)	Combined	Reclassif- ications (3)	Liquid Container Entities
Net sales	$190,851,618	$—	$—	$—	$190,851,618	$—	$190,851,618
Dividend income		315,939	188,786	(504,725)	—		—
Interest income		320	4		324	(324)	—
Realized loss on marketable securities		—			—		—
Cost of goods sold	162,184,670				162,184,670		162,184,670

Gross profit	28,666,948	316,259	188,790	(504,725)	28,667,272	(324)	28,666,948
Selling and Administrative expenses	6,239,457				6,239,457	238,783	6,478,240
Loss/(gain) on disposal of property, plant and equipment					—	(30,000)	(30,000)
Bank fees			190		190	(190)	—
Operating expenses		792			792	(792)	—
Other					—		—

Operating Income	22,427,491	315,467	188,600	(504,725)	22,426,833	(208,125)	22,218,708
Interest expense, net of interest income	1,300,714				1,300,714	(1,300,714)	—
Interest expense					—	1,530,747	1,530,747
Interest income					—	(25,421)	(25,421)
Loss/(gain) on disposal of fixed assets	(30,000)				(30,000)	30,000	—
Other	404,733				404,733	(442,737)	(38,004)

Income (loss) before taxes	20,752,044	315,467	188,600	(504,725)	20,751,386	—	20,751,386
Income tax provision	1,161,771	8,785	4,377		1,174,933	—	1,174,933

Net income	19,590,273	306,682	184,223	(504,725)	19,576,453	—	19,576,453
Less: Net income attributable to non-controlling interests	(19,377,826)	—	—	19,377,826	—	—	—

Net income attributable to Liquid Container Inc.	$212,447	$306,682	$184,223	$18,873,101	$19,576,453	$—	$19,576,453

Notes:

(1)	Agrees to Liquid Container Inc., WCK-L Holdings, Inc., and CPG-L Holdings, Inc. unaudited financial statements, respectively.
(2)	Represents (a) elimination of dividend income from Liquid Container since amounts will be eliminated in consolidation subsequent to the Liquid Container Acquisition and (b) elimination of income attributable to non-controlling interests since Holdings is acquiring 100% of the ownership interests in Liquid Container in connection with the Liquid Container Acquisition.
(3)	These adjustments reflect changes in the classification and presentation of the Liquid Container Entities’ accounts to be consistent with those of Holdings.